FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-207361-09

-----Original Message-----

From: Cs Sp Syndicate (CREDIT SUISSE SECURI) [mailto:cssyndicate@bloomberg.net]

Subject: ** PRICE GUIDANCE ** CSAIL 2018-CX12 ** PUBLIC CMBS **

CSAIL COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2018-CX12

JOINT BOOKRUNNERS : Credit Suisse, Natixis

CLS	RATINGS F/D/M	AVAIL SIZE ($MM)	WAL YRS	P.WIN	BNCH SPRD
A-1	AAAsf/AAA(sf)/Aaa(sf)	15.990	2.28	1-48	IntS + 30	SUBJECT
A-2	AAAsf/AAA(sf)/Aaa(sf)	136.474	4.51	48-58	IntS + 46	SUBJECT
A-3	AAAsf/AAA(sf)/Aaa(sf)	115.000*	9.65	115-117	*Not Offered*
A-4	AAAsf/AAA(sf)/Aaa(sf)	173.994*	9.83	117-119	IntS + 86	SUBJECT
A-SB	AAAsf/AAA(sf)/Aaa(sf)	29.404	7.34	58-115	*Not Offered*
A-S	AAAsf/AAA(sf)/Aa2(sf)	67.267	9.96	119-120	IntS + 110	SUBJECT
B	AA-sf/AA(sf)/NR	23.543	9.98	120-120	IntS + 130 area	SUBJECT
C	A-sf/A(high)(sf)/NR	26.906	9.98	120-120	IntS + 165 area	SUBJECT

*Sizes and WAL’s are subject to change as detailed in the attached Term Sheet.
* Expected Settle :	08/22/18	* Format :	SEC-Registered
* First Pay Date :	09/17/18	* Min Denoms :	$10k by $1
* Expected Ratings :	F/D/M	* ERISA :	Yes
* Ticker :	CSAIL 2018-CX12	* Timing :	Pricing Tomorrow

THIRD PARTY PASSWORDS

Vendor	Deal	Password
Bloomberg	CSAIL 2018-CX12	2018CSAIL12
Trepp	CSAIL 2018-CX12	2018CSAIL12
Intex	CSI18C12	ag0ao5s2ahuoe4731ko0

SPONSORS AND LOAN SELLERS
Column Financial	36.4%
Natixis Real Estate Capital	32.7%
Argentic Real Estate Finance	21.1%
Rialto Mortgage Finance	9.8%

Master Servicer :	Wells Fargo
Special Servicer :	LNR Partners

CS SYNDICATE
Craig Leonard	212-325-8549
Roger Tedesco	212-325-8549
Colin Harrington	212-325-8549

CS CMBS BANKING
Chuck Lee	212-538-1807
Michael Brunner	212-325-0230
Julia Powell	212-325-3294

CS CMBS TRADING
Will Goldsmith	212-325-4240
Brad Marvin	212-325-4240

NXS SYNDICATE
David Williams	212-891-5781
Mark Lacerenza	212-891-6172
Andrew Florio	212-891-5725
Theo Fleishman	212-891-6241

NXS CMBS BANKING
Matthew Feast	212-891-5742
Delphine Clerjaud	212-891-5775

NXS CMBS TRADING
Kurt Kaline	212-891-6230

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Investors are urged to read the final prospectus relating to these securities because it contains important information regarding the offering that is not included herein. The issuer, the underwriters or any dealer participating in the offering will arrange to send you the final prospectus if you request it by calling toll-free 1-800-221-1037.

The asset-backed securities referred to in these materials, and the asset pool backing them, are subject to modification or revision (including the possibility that one or more classes of securities may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a "when, as and if issued" basis.

The information contained in these materials may be based on assumptions regarding market conditions and other matters as reflected herein. Credit Suisse Securities (USA) LLC and the other underwriters make no representation regarding the reasonableness of such assumptions or the likelihood that any such assumptions will coincide with actual market conditions or events, and these materials should not be relied upon for such purposes. The underwriters and their respective affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of these materials, may, from time to time, have long or short positions in, and buy and sell, the securities mentioned herein or derivatives thereof (including options). Credit Suisse Securities (USA) LLC and the other underwriters may have an investment or commercial banking relationship with the issuer.

Information in these materials is current as of the date appearing on the material only. This free writing prospectus is not required to contain all information that is required to be included in the prospectus. The information in this free writing prospectus is preliminary and subject to change. Information in these materials regarding any securities discussed herein supersedes all prior information regarding such securities. These materials are not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal. You should consult your own counsel, accountant and other advisors as to the legal, tax, business, financial and related aspects of a purchase of these securities.

The issuer has filed a registration statement (including a prospectus) with the SEC (registration statement file no. 333-207361) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037. The securities may not be suitable for all investors.

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This message is for information only and its accuracy is not guaranteed; it is not an opinion. Price/yield information is indicative and may be changed without notice. The message is not an offer or solicitation to buy/sell financial instruments. Credit Suisse and its affiliates (`CS') may hold positions in, trade, or perform investment banking or other services for the companies named. References to terms of transactions are preliminary. CS is not acting as a municipal advisor. Where required by law, and except for FX instruments, pre-trade mid-market mark is the arithmetic mean of bid and offer prices unless otherwise stated; other regulatory disclosures are at https://plus.credit-suisse.com/.

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This message is for information only and its accuracy is not guaranteed; it is not an opinion. Price/yield information is indicative and may be changed without notice. The message is not an offer or solicitation to buy/sell financial instruments. Credit Suisse and its affiliates (`CS') may hold positions in, trade, or perform investment banking or other services for the companies named. References to terms of transactions are preliminary. CS is not acting as a municipal advisor. Where required by law, and except for FX instruments, pre-trade mid-market mark is the arithmetic mean of bid and offer prices unless otherwise stated; other regulatory disclosures are at https://plus.credit-suisse.com/.

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These materials do not constitute an offer or a solicitation of an offer to buy or sell investment products or securities, including security-based swaps. These materials are provided for information purposes only and do not contain all of the information that is material to an investor and are intended solely for your information and may not be disclosed or distributed to any other person, or otherwise replicated in any form without the prior written consent of Credit Suisse.

These materials are intended solely for Institutional Accounts (as defined in the FINRA rules) or Eligible Contract Participants (as defined in the US Commodity Exchange Act).

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